UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Forgent Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forgent Networks, Inc.
d/b/a Asure Software
108 Wild Basin Road South
Austin, TX  78746

May 18, 2009

To:          Stockholders of Record of Forgent Networks, Inc. d/b/a Asure Software, as of April 13, 2009 (the “Record Date”)

Re:          Response to Schedule 13D Filed by Red Oak Partners, LLC on May 13, 2009

Dear Stockholder:

This letter is being furnished to you in response to the preliminary proxy statement filed by Red Oak Partners, LLC as part of its Schedule 13D filing with the SEC on May 13th, 2009.  Red Oak’s preliminary proxy statement is currently subject to SEC review.

The Board of Directors and management of the Company have carefully reviewed the arguments advanced by Red Oak and believe them to be misleading and based on faulty reasoning. The Board of Directors and management also believe that it is of critical importance for each stockholder to be fully informed of the facts and rationale behind this vote so as to understand why it is in stockholders best interest to vote FOR this proposal.

WE ARE IN FAVOR OF THE GOING PRIVATE PROPOSAL BECAUSE:

(1)   The Company currently faces delisting from NASDAQ, which may reduce the already limited liquidity for all stockholders, while preserving the high cost of being public and lengthening the time to profitability.

(2)   The Company will save an estimated $1 Million a year in costs associated with being public and thus expects to achieve profitability sooner.

(3)   Paying a premium to buy out fractional stockholders in order to go private is not only legal and fair to all stockholders, but also common practice in such transactions.

The Company has a very experienced Board and management that have spent months, along with outside experts, exhaustively evaluating various alternatives that could bring the Company to profitability sooner and increase stockholder value. The resulting analysis was clear that:  1) the Company was spending over $1 Million a year just on the cost of being public,  which is out of proportion when compared to the Company’s revenue from its early stage software business. 2) The Company’s stock currently has limited liquidity due to the early stage of the Company and market conditions. In addition, since the Company does not meet the $1.00 minimum bid requirement for NASDAQ it faces delisting. This would further decrease liquidity for the stock but not reduce the cost burden of being publicly traded.  3) The company has aggressively cut cost and will continue to do so but certain expenses such as its non-terminable building lease are contractual obligations that do not accommodate a short term solution.

The Company has never considered going private in order to escape or reduce public or regulatory scrutiny, transparency or accountability. The Company has a demonstrated history of compliance and financial transparency of which it is very proud and it is the intent of the Board to continue these high standards as a private company. The proposed going private transaction also in no way diminishes the Company’s legal standing and responsibilities as a Delaware company under Delaware law.

THE COMPANY’S RESPONSE TO WHAT RED OAK WANTS:

•      The Company has for some time had a near term succession plan that will reorganize management to be more streamline and efficient after the going private transaction.

•      The Company pays employees at all levels based upon salary survey data drawn from companies of commensurate size and geographic region. In addition, the Board has an independent Compensation Committee that approves management’s recommendations on compensation.

•      The Company already has plans to reduce service provider costs such as auditing and legal but only when the Company is private and no longer has the stringent requirement of public reporting. To reduce provider quality while a public company is risky and irresponsible.

•      The Company has studied the long-term stock performance of several other companies who increased their stock price via a reverse stock split in order to remain listed on NASDAQ.  The Company has concluded that the reverse stock split approach provides little assurance of a sustained increased stock price.

•      The Company believes that a share repurchase at this time would have little lasting effect upon the share price, would unwisely deplete the Company’s remaining cash, and would not be in the stockholders’ best interest.

•      The Company has always held its annual meetings in a timely, consistent manner in accordance with Delaware law. Red Oak appears to be motivated to hold an annual meeting before the going private transaction is voted on in order to deny stockholders the right to choose.

•      The current Board of Directors and management is highly qualified and well vested with beneficial ownership of 6.04% of the Company. We believe that a Board with excessive stock ownership may not act with the same level of independence or long term perspective that best serves stockholder interests.

The Company senior management and certain Board Members have met with or spoken to representatives of Red Oak on multiple occasions at their request. During those discussions the Company shared its plans and rationale as described above. Red Oak has failed to provide the Company with acceptable alternative plans.

WE URGE YOU TO VOTE FOR THE GOING PRIVATE PROPOSALS

Thank you for your consideration.

The Board of Directors of Forgent Networks, Inc.

(d/b/a Asure Software)

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on April 21, 2009, in connection with Company’s Special Meeting of Stockholders to be held on June 2, 2009.  Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.   The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Special Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Special Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov, through the Company’s website at www.asuresoftware.com.